SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported) March 1, 2010

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code: (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                     Other Events.

MTR Gaming Group, Inc. (the “Company”), Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer”) and Jeffry P. Jacobs (“Jacobs” and together with Mountaineer and the Company, the “MTR Defendants”), on one hand, and Edson R. Arneault (“Arneault”), on the other hand, entered into a Settlement Agreement and Release (the “Settlement Agreement”), effective as of March 1, 2010, pursuant to which the Company agreed to pay an aggregate of $1.6 million to Arneault to, among other things, (a) terminate the obligations of the parties under the consulting agreement between the Company and Arneault, other than certain non-compete and non-solicitation agreements by Arneault, (b) satisfy in full any obligations that the Company may have had under the deferred compensation agreement with Arneault, and (c) resolve, compromise and settle any and all claims related to the action filed by Arneault against the Company, Mountaineer, Jacobs and various “John Does” in the Circuit Court of Hancock County, West Virginia, styled Arneault v. MTR Gaming Group, Inc., et al., Civil Action No. 09-C-175R.  In addition, pursuant to the terms of the Settlement Agreement Arneault disclaimed all rights in the life insurance policies, and the proceeds and cash surrender value of such policies, that were designed to fund any deferred compensation obligations owed by the Company to Arneault.  In conjunction with the settlement, the Company intends to surrender the life insurance policies and receive the cash surrender value of such policies which approximates $1.8 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/S/ DAVID R. HUGHES
David R. Hughes
Corporate Executive Vice President and Chief
Financial Officer
Date: March 1, 2010